EXHIBIT 99.1

Inuvo Reports 21% Year-Over-Year Revenue Growth to $20.8 Million for the Fourth Quarter of 2023

Gross profit increased by 55% to $18.2 million for the fourth quarter of 2023

Gross margin for the fourth quarter of 2023 increased to 87.3% from 68.0% last year

Inuvo management to host conference call today at 4:15 PM ET

LITTLE ROCK, AR, February 29, 2024 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today provided a business update and announced its financial results for the fourth quarter and full year ended December 31, 2023.

Q4 2023 Financial Highlights (year-over-year):

•	Revenue increased 21% to $20.8 million in Q4 2023
•	Gross profit increased 55% to $18.2 million in Q4 2023
•	Gross margin increased to 87.3% in Q4 2023 from 68.0% in Q4 2022
•	Adjusted EBITDA loss improved by $600 thousand and net loss improved by $1.6 million in Q4 2023

2023 Operational Highlights:

•	Clients now include a top three auto, technology and retail company
•	Introduced two new higher margin products in 2023
•	Hired advertising agency insider Barry Lowenthal as President
•	Signed 56 new agencies/brands and one new platform during the year
•	Increased brand awareness with 35 media mentions
•	Company had an all-time high Q3 2023 quarter of $24.6 million
•	Company revenue in the second half of 2023 increased 32% year-over-year

Richard Howe, CEO of Inuvo, stated, “I am pleased to report we achieved solid financial results for the fourth quarter of 2023, with revenue increasing 21% to $20.8 million on a year-over-year basis. At the same time, our gross profit increased by 55% to $18.2 million, with gross profit margin increasing to 87.3% compared to 68.0% for the same period last year. We also made significant AI advancements in 2023, through the introduction of cutting-edge capabilities and features that are a first-in-kind by any AdTech company and are the direct result of our proprietary and patented large language, generative artificial intelligence. We expect these new features and enhancements will contribute to higher gross margins and improve our bottom line in 2024.”

1

Mr. Howe continued, “With the demise of the third-party cookie in 2024, led by Apple and Google, IntentKey stands ready to power the next generation of digital advertising through privacy-forward, cookieless audience discovery and targeting capabilities that more accurately reflect why audience segments convert, and adapt faster to changes within those segments driving better results for advertisers.  Consequently, I am pleased to report that our sales pipeline is robust and the outlook for 2024 is quite promising.”

Financial Results for the Fourth Quarter and Full Year Ended December 31, 2023

Net revenue for the fourth quarter of 2023 totaled $20.8 million, compared to $17.3 million for the same period last year, a 21% year-over-year increase.  Net revenue for the year-ended December 31, 2023 totaled $73.9 million, a slight decrease as compared to $75.6 million during the same period in 2022.

Cost of revenue for the fourth quarter of 2023, totaled $2.6 million compared to $5.5 million for the same period last year. Cost of revenue for the full year ended December 31, 2023, totaled $10.5 million, as compared to $30.2 million for the same period last year. The decrease in the cost of revenue for the three months and full year ended December 31, 2023, as compared to the same period last year, was due to the change in revenue mix. Cost of revenue is primarily composed of payments to advertising exchanges that provide access to digital inventory where we serve advertisements.

Gross profit for the fourth quarter of 2023 and full year ended December 31, 2023 totaled $18.2 million and $63.4 million, respectively, as compared $11.7 million and $45.4 million, respectively, for the same periods last year. Gross profit margin for the fourth quarter of 2023 and full year ended December 31, 2023 was approximately 87.3% and 85.8%, respectively, as compared to 68.0% and 60.0%, respectively, for the same periods last year. As mentioned above, the higher gross margin in the current year as compared to the prior year is due to the change in revenue mix where a greater percent of the revenue this year was from Platforms (large consolidators of advertising demand), which typically have higher gross margins.

Operating expenses for the fourth quarter of 2023 totaled $20.6 million, compared to $15.7 million for the same period last year. Operating expenses for the full year ended December 31, 2023 totaled $73.8 million, compared to $58.0 million for the same period last year. In 2023, we heavily invested in the go-to-market team and marketing programs to increase exposure for our solution.

Other expense/income for the fourth quarter of 2023 and the full year ended December 31, 2023 contributed $0 and approximately $15 thousand, respectively, compared to an expense of approximately $34 thousand and $436 thousand for the same periods last year.  The income this year and the expense from the prior year was due to unrealized and realized losses on trading securities.

Net loss for the fourth quarter of 2023 was $2.4 million, or $0.02 per basic and diluted share, as compared to net loss of $4.0 million, or $0.03 per basic and diluted share, for the same period last year. Net loss for the full year ended December 31, 2023 totaled $10.4 million, or $0.08 per basic and diluted share, as compared to net loss of $13.1 million, or $0.11 per basic and diluted share, for the same period last year.

Adjusted EBITDA [see reconciliation table below] was a loss of approximately $1.2 million in the fourth quarter of 2023, compared to an Adjusted EBITDA loss of approximately $1.8 million for the same period last year. Adjusted EBITDA was a loss of approximately $5.3 million for the full year ended December 31, 2023, compared to a loss of approximately $5.0 million for the same period last year.

2

Liquidity and Capital Resources:

On December 31, 2023, Inuvo had $4.4 million in cash and cash equivalents, $211 thousand of working capital, an unused working capital facility of $5.0 million and no debt.

As of December 31, 2023, Inuvo had 137,983,918 common shares issued and outstanding.

Conference Call Details:

Date: Thursday, February 29, 2024

Time: 4:15 p.m. Eastern Standard Time

Toll-free Dial-in Number: 1- 888-886-7786

International Dial-in Number: 1- 416-764-8658

Conference ID: 21240883

Webcast Link: HERE

A telephone replay will be available through Thursday, March 14, 2024. To access the replay, please dial 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code 21240883 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo

Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed on February 29, 2023, and our other filings with the SEC.  Additionally, forward-looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a fourth party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

3

Inuvo Company Contact:

Wally Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

Investor Relations:

David Waldman / Natalya Rudman

Crescendo Communications, LLC

Tel: (212) 671-1020

inuv@crescendo-ir.com

(Tables follow)

4

INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2023	2022	2023	2022
Net revenue	$20,842,095	$17,270,886	$73,911,528	$75,603,745
Cost of revenue	2,643,543	5,527,244	10,477,272	30,244,387
Gross profit	18,198,552	11,743,642	63,434,256	45,359,358
Operating expenses	87.3%	68.0%	85.8%	60.0%
Marketing costs	15,212,600	10,143,119	51,982,572	36,921,139
Compensation	3,591,109	2,852,084	13,793,309	12,463,095
Selling, general and administrative	1,821,821	2,680,971	8,050,890	8,624,998
Total operating expenses	20,625,530	15,676,174	73,826,771	58,009,232
Operating loss	(2,426,978)	(3,932,532)	(10,392,515)	(12,649,874)
Interest (expense) income, net	7,884	(10,033)	(29,570)	(21,111)
Other income (loss) , net	-	(34,218)	14,668	(435,554)
Income tax benefit	17,764	-	17,764	-
Net loss	(2,401,330)	(3,976,783)	(10,389,653)	(13,106,539)
Other comprehensive income
Unrealized loss on marketable securities	-	47,634	84,868	(138,605)
Comprehensive loss	(2,401,330)	(3,929,149)	(10,304,785)	(13,245,144)

Earnings per share, basic and diluted
Net loss income	($0.02)	($0.03)	($0.08)	($0.11)
Weighted average shares outstanding
Basic	127,381,051	119,995,367	131,116,370	119,826,036
Diluted	127,381,051	119,995,367	131,116,370	119,826,036

5

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2023	2022
Assets

Cash and cash equivalent	$4,440,454	$2,931,415
Marketable securities-short term	-	1,529,464
Accounts receivable, net	9,226,956	11,119,892
Prepaid expenses and other current assets	1,076,121	798,977
Total current assets	14,743,531	16,379,748

Property and equipment, net	1,680,788	1,668,972

Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	4,664,791	5,649,291
Other assets	1,431,692	2,005,957

Total assets	$32,374,144	$35,557,310

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$6,432,120	$8,044,802
Accrued expenses and other current liabilities	8,100,354	5,550,984
Total current liabilities	14,532,474	13,595,786

Long-term liabilities	859,484	212,208

Total stockholders' equity	16,982,186	21,749,316
Total liabilities and stockholders' equity	$32,374,144	$35,557,310

6

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

7